News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

First Financial Corporation Reports First Quarter Results

Terre Haute, Indiana, April 27, 2021 – First Financial Corporation (NASDAQ:THFF) today announced results for the three months ending March 31, 2021:

For the quarter:

•Net income was $12.9 million compared to $12.2 million for the same period of 2020;

•Diluted net income per common share of $0.95 compared to $0.89 for the same period of 2020; and

•Return on average assets was 1.12% compared to 1.21% for the three months ended March 31, 2020.

“Despite the continued headwinds of the global pandemic and the varied restrictions of the four states in which we do business, we were able to deliver solid performance in the first quarter” said Norman L. Lowery, Chairman and Chief Executive Officer. “During the first quarter we reopened our branch office lobbies and we were able to assist many of our clients to participate in the second round of the Paycheck Protection Program.”

Average Total Loans
Average total loans for the first quarter of 2021 were $2.64 billion versus $2.64 billion for the comparable period in 2020.

Total Loans Outstanding
Total loans outstanding increased $24.3 million, from $2.62 billion as of March 31, 2020 to $2.65 billion as of March 31, 2021.

Average Total Deposits
Average total deposits for the quarter ended March 31, 2021, were $3.82 billion versus $3.27 billion as of March 31, 2020, an increase of $546 million or 16.70%.

Total Deposits
Total deposits were $3.91 billion as of March 31, 2021, compared to $3.29 billion as of March 31, 2020, an increase of $614 million or 18.66%. On a linked quarter basis, total deposits increased $149.4 million from $3.76 billion for the quarter ending December 31, 2020.

Book Value Per Share
Book Value per share was $44.20 at March 31, 2021, compared to $42.42 at March 31, 2020 a 4.21% increase.

Shareholder Equity
Shareholder equity at March 31, 2021, was $598.1 million compared to $581.8 million on March 31, 2020. During the quarter the Corporation repurchased 26,300 shares of its common stock.

Tangible Common Equity to Tangible Asset Ratio
The Corporation’s tangible common equity to tangible asset ratio was 11.12% at March 31, 2021, compared to 12.41% at March 31, 2020.

Net Interest Income
Net interest income for the first quarter of 2021 was $34.9 million, compared to $36.4 million reported for the same period of 2020. The decrease was primarily driven by the 150 basis point interest rate reduction by the Federal Reserve in response to the COVID-19 pandemic.

Net Interest Margin
The net interest margin for the quarter ended March 31, 2021, was 3.27% compared to the 4.13% reported at March 31, 2020.

Nonperforming Loans
Nonperforming loans as of March 31, 2021, were $21.0 million versus $17.6 million as of March 31, 2020. The ratio of nonperforming loans to total loans and leases was 0.79% as of March 31, 2021, versus 0.67% as of March 31, 2020.

Credit Loss Provision
In the first three quarters of 2020 the provision was calculated using the incurred loss basis. Beginning in the fourth quarter 2020, the provision was calculated using the current expected credit loss accounting standard. The provision for credit losses for the three months ended March 31 2021, was $452 thousand compared to the $2.69 million provision for the first quarter of 2020.

Net Charge-Offs
Net charge-offs were $728 thousand for the first quarter of 2021 compared to $1.57 million in the same period of 2020.

Allowance for Credit Losses
In March 2020 due to the uncertainty surrounding the global pandemic and as provided by the Coronavirus Aid Relief and Economic Security Act the Corporation elected to delay the implementation of the Current Expected Credit Loss accounting standard. On December 31, 2020 the Corporation adopted ASU 2016-13 (topic 326), “Measurement of Credit Losses on Financial Instruments” commonly referenced as the Current Expected Credit Loss (“CECL”) model. CECL was retrospectively adopted on January 1, 2020.

The Corporation’s allowance for credit losses as of March 31, 2021, was $46.8 million compared to $21.1 million as of March 31, 2020. The increase is primarily related to the adoption of CECL. The allowance for credit losses as a percent of total loans was 1.77% as of March 31, 2021, compared to 0.80% as of March 31, 2020. The allowance as of March 31, 2021 was calculated using CECL. The allowance as of March 31, 2020 was calculated using the incurred loss method.

Non-Interest Income
Non-interest income for the three months ended March 31, 2021 and 2020 was $9.3 and $9.1 million, respectively.

Non-Interest Expense
Non-interest expense for the three months ended March 31, 2021, was $27.6 million compared to $27.6 million in 2020.

Efficiency Ratio
The Corporation’s efficiency ratio was 61.08% for the quarter ending March 31, 2021, versus 59.25% for the same period in 2020.

Income Taxes
Income tax expense for the three months ended March 31, 2021, was $3.2 million versus $3.0 million for the same period in 2020. The effective tax rate for the first quarter of 2021 was 20.10% compared to 19.87% for same period of 2020.

“First Financial continues to meet the financial needs of our customers,” Lowery stated. “I am very proud of our associates' and of their unwavering commitment to serve our customers in these challenging times.”

About First Financial Corporation
First Financial Corporation (NASDAQ:THFF) is the holding company for First Financial Bank N.A. and The Morris Plan Company of Terre Haute, Inc. First Financial Bank N.A. is the fifth oldest national bank in the United States, operating 80 banking centers in Illinois, Indiana, Kentucky and Tennessee. The Morris Plan Company of Terre Haute, Inc. is a state industrial chartered financial institution operating one office in Terre Haute, Indiana. Additional information is available at www.first-online.bank.

Investor Contact:
Rodger A. McHargue
Chief Financial Officer
P: 812-238-6334
E: rmchargue@first-online.com

	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
END OF PERIOD BALANCES
Assets	$4,681,216	$4,557,544	$4,062,414
Deposits	$3,905,348	$3,755,945	$3,291,231
Loans, including net deferred loan costs	$2,646,937	$2,610,294	$2,622,637
Allowance for Credit Losses	$46,776	$47,052	$21,063
Total Equity	$598,112	$596,992	$581,771
Tangible Common Equity (a)	$510,981	$509,428	$492,943

AVERAGE BALANCES
Total Assets	$4,600,750	$4,532,078	$4,022,789
Earning Assets	$4,404,109	$3,736,217	$3,625,679
Investments	$1,133,439	$1,058,925	$988,523
Loans	$2,640,291	$2,676,041	$2,637,036
Total Deposits	$3,816,705	$3,741,155	$3,270,627
Interest-Bearing Deposits	$3,059,290	$3,005,337	$2,739,394
Interest-Bearing Liabilities	$110,448	$98,922	$106,843
Total Equity	$600,669	$610,879	$569,696

INCOME STATEMENT DATA
Net Interest Income	$34,913	$37,570	$36,350
Net Interest Income Fully Tax Equivalent (b)	$35,959	$38,606	$37,409
Provision for Credit Losses	$452	$448	$2,690
Non-interest Income	$9,294	$12,866	$9,095
Non-interest Expense	$27,639	$31,191	$27,554
Net Income	$12,877	$15,739	$12,181

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.95	$1.15	$0.89
Cash Dividends Declared Per Common Share	$—	$0.53	$—
Book Value Per Common Share	$44.20	$44.03	$42.42
Tangible Book Value Per Common Share (c)	$37.76	$37.64	$35.94
Basic Weighted Average Common Shares Outstanding	13,533	13,695	13,740
(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Return on average assets	1.12%	1.39%	1.21%
Return on average common shareholder's equity	8.58%	10.31%	8.55%
Efficiency ratio	61.08%	60.60%	59.25%
Average equity to average assets	13.06%	13.48%	14.16%
Net interest margin (a)	3.27%	4.11%	4.13%
Net charge-offs to average loans and leases	0.11%	0.05%	0.24%
Credit loss reserve to loans and leases	1.77%	1.80%	0.80%
Credit loss reserve to nonperforming loans	222.64%	214.88%	119.70%
Nonperforming loans to loans and leases	0.79%	0.84%	0.67%
Tier 1 leverage	11.34%	11.24%	12.38%
Risk-based capital - Tier 1	16.17%	16.11%	16.19%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended
	March 31,	December 31,	March 31,
	2021	2020	2020
Accruing loans and leases past due 30-89 days	$8,373	$17,309	$27,037
Accruing loans and leases past due 90 days or more	$2,001	$2,324	$1,430
Nonaccrual loans and leases	$14,545	$15,367	$12,011
Total troubled debt restructuring	$4,464	$4,206	$4,156
Other real estate owned	$942	$1,012	$3,894
Nonperforming loans and other real estate owned	$21,952	$22,909	$21,491
Total nonperforming assets	$25,280	$26,045	$24,724
Gross charge-offs	$2,338	$1,954	$2,904
Recoveries	$1,610	$1,538	$1,334
Net charge-offs/(recoveries)	$728	$416	$1,570

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	March 31, 2021	December 31, 2020
	(unaudited)
ASSETS
Cash and due from banks	$666,846	$657,470
Federal funds sold	585	301
Securities available-for-sale	1,097,093	1,020,744
Loans:
Commercial	1,571,142	1,521,711
Residential	592,053	604,652
Consumer	477,633	479,750
	2,640,828	2,606,113
(Less) plus:
Net deferred loan costs	6,109	4,181
Allowance for credit losses	(46,776)	(47,052)
	2,600,161	2,563,242
Restricted stock	14,825	14,812
Accrued interest receivable	15,465	16,957
Premises and equipment, net	62,584	62,063
Bank-owned life insurance	96,184	95,849
Goodwill	78,592	78,592
Other intangible assets	8,539	8,972
Other real estate owned	942	1,012
Other assets	39,400	37,530
TOTAL ASSETS	$4,681,216	$4,557,544

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$805,645	$732,694
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	118,162	107,764
Other interest-bearing deposits	2,981,541	2,915,487
	3,905,348	3,755,945
Short-term borrowings	98,775	116,061
FHLB advances	5,874	5,859
Other liabilities	73,107	82,687
TOTAL LIABILITIES	4,083,104	3,960,552

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,075,154 in 2021 and 16,075,154 in 2020
Outstanding shares-13,530,570 in 2021 and 13,558,511 in 2020	2,008	2,007
Additional paid-in capital	141,024	140,820
Retained earnings	533,980	521,103
Accumulated other comprehensive income/(loss)	(832)	9,764
Less: Treasury shares at cost-2,551,084 in 2021 and 2,516,643 in 2020	(78,068)	(76,702)
TOTAL SHAREHOLDERS’ EQUITY	598,112	596,992
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,681,216	$4,557,544

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended March 31,
	2021	2020
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$31,857	$35,034
Securities:
Taxable	3,079	4,029
Tax-exempt	2,074	1,938
Other	346	402
TOTAL INTEREST INCOME	37,356	41,403
INTEREST EXPENSE:
Deposits	2,286	4,530
Short-term borrowings	98	267
Other borrowings	59	256
TOTAL INTEREST EXPENSE	2,443	5,053
NET INTEREST INCOME	34,913	36,350
Provision for credit losses	452	2,690
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	34,461	33,660
NON-INTEREST INCOME:
Trust and financial services	1,305	1,534
Service charges and fees on deposit accounts	2,243	2,998
Other service charges and fees	4,242	3,330
Securities gains (losses), net	(152)	194
Gain on sales of mortgage loans	1,393	698
Other	263	341
TOTAL NON-INTEREST INCOME	9,294	9,095
NON-INTEREST EXPENSE:
Salaries and employee benefits	15,677	15,972
Occupancy expense	2,149	1,929
Equipment expense	2,578	2,461
FDIC Expense	298	(230)
Other	6,937	7,422
TOTAL NON-INTEREST EXPENSE	27,639	27,554
INCOME BEFORE INCOME TAXES	16,116	15,201
Provision for income taxes	3,239	3,020
NET INCOME	12,877	12,181
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	(11,068)	13,098
Change in funded status of post retirement benefits, net of taxes	472	404
COMPREHENSIVE INCOME	$2,281	$25,683
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.95	$0.89
Weighted average number of shares outstanding (in thousands)	13,533	13,740